UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 21, 2006

On Assignment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20540	95-4023433
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26651 West Agoura Road, Calabasas, California		91302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (818) 878-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Agreement

Increase in Annual Base Salaries

On May 21, 2006, the Compensation Committee of the Board of Directors of On Assignment approved an increase in the annual base salary of three executive officers effective August 1, 2006, to the following amounts:

•	Mr. Michael J. Holtzman, Senior Vice President, Finance and Chief Financial Officer, $250,000;

•	Mr. Shawn Mohr, President, Healthcare Staffing and Chief Sales Officer, $275,000;

•	Mr. Emmett McGrath, President, Lab Support, $265,000.

RSU Grants

On May 21, 2006, the Compensation Committee also approved a grant of Restricted Stock Units (“RSU’s”) to be awarded on August 1, 2006, to the following executive officers:

Restricted Stock Units

Michael J. Holtzman	12,000
Emmett McGrath	42,000
Shawn Mohr	12,000

The RSU’s are subject to a four year vesting provision.  One-sixteenth of the total units will vest each quarter so long as the executive remains employed with On Assignment.  Subject to each executive’s employment agreement, if the executive’s employment with us is terminated for any reason, the unvested portion of the RSU’s will be forfeited as of the termination date.  The foregoing description of the grant of RSU’s does not purport to be complete and is qualified in its entirety by reference to the form of Stock Unit Agreement, a copy of which was filed as Exhibit 10.1 to Form 8-K on August 8, 2005, and is incorporated herein by reference.

Changes in Director Compensation

On May 21, 2006, the Compensation Committee approved changes in director compensation. Effective August 1, 2006, three non-officer directors, which excludes the Chairperson of the Audit Committee and the Chairman of the Board will receive an annual cash retainer of $25,000 (up from $15,000) and all non-officer directors will receive $750 for each special telephonic board meeting (up from $500). Additionally, the Compensation Committee approved annual stock-based awards equivalent to $40,000 for each non-officer director. The annual retainer for the chairperson of the Audit Committee has been increased to $35,000 (up from $20,000). All other terms of compensation for non-officer directors and the Chairman of the Board remain unchanged from those disclosed in the 2006 Proxy Statement filed on April 17, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Assignment, Inc.

Date: May 25, 2006	/s/ Peter T. Dameris
Peter T. Dameris
Chief Executive Officer and President